Exhibit 99.1

Conference Call Transcript

Q1 2011 Lantheus Medical Earnings Conference Call

Event Date/Time: May 23, 2011 / 08:00PM  GMT

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. My name is Jonathan and I will be your conference operator today. At this time, I would like to welcome everyone to the Lantheus Medical Imaging First Quarter 2011 Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question-and-answer session.

(Operator Instructions)

A replay of this call will be available approximately one hour after the live call’s conclusion. You could access the replay by dialing 888-286-8010 and use 51703836 as your passcode. I would now like to turn the call over to Linda Lennox, Senior Director of Investor Relations and Corporate Communications. Linda, you may now begin.

Linda Lennox - Lantheus Medical Imaging - IR

Thank you, and good afternoon, everyone. Joining me on today’s call are Don Kiepert, our President and Chief Executive Officer; Bob Gaffey, our Chief Financial Officer; and Jeff Young, our Global Controller. Our remarks during this call may include some forward-looking statements, including statements related to our products, supply arrangements, and clinical development timelines. Matters addressed in these statements are subject to risks and uncertainties. Such words as believes, expects, anticipates, plans, may, and similar expressions are intended to identify such statements. Actual results may differ materially from our expectations.

Please refer to the cautionary statements and risk factors contained in our SEC filings, including our 2010 annual report on Form 10-K and our most recent quarterly report on Form 10-Q filed May 13, 2011. Copies can be obtained on www.sec.gov. Except to the extent required by law, we do not undertake any obligation to update any forward-looking statements and we caution you against relying on any forward-looking statements.

On today’s call, we will also discuss certain non-GAAP financial measures with respect to our performance. We use these non-GAAP indicators for financial and operational decision making and as a means to evaluate our performance. The definition of adjusted EBITDA is set forth in our earnings release filed as the current report on Form 8-K filed with the Securities and Exchange Commission today, May 23, 2011. I will now turn the call over to Don Kiepert. Don?

Don Kiepert - Lantheus Medical Imaging - President, CEO

Thank you, Linda. Good afternoon, everyone, and thank you for joining us to discuss our first quarter 2011 financial and operational results. On today’s call, I’ll discuss some of the key accomplishments during the quarter, our drivers for the remainder of this year, the performance of our principal commercial products, and the good things happening in our development pipeline. I will then turn the call over to Bob Gaffey, who will provide financial highlights from our first quarter. And then, we’d be happy to take your questions.

I’m pleased to report that we had strong results for the first quarter of 2011, in terms of both our financial performance as well as our business accomplishments. During the first quarter of this year, we achieved revenue growth of 21.3% over the same period last year and sequential growth of 3.5% over the fourth quarter of 2010. In addition, we grew adjusted EBITDA by 35% year-over-year and 7% sequentially.

Strong contributors to our first quarter result were growth in our sales of DEFINITY and TechneLite. We also accomplished a significant number of important milestones during the quarter, some of which I’ll discuss later in greater detail, including extending our contract with UPPI, securing a Special Protocol Assessment agreement with the FDA for flurpiridaz F-18, finalizing all of our Phase 3 protocols for flurpiridaz F-18, filing a briefing package for the DEFINITY FDA Advisory Committee meeting that took place on May 2nd, and further diversifying our Moly supply chain or renegotiating our supply agreement with the NTP Consortium, and, as you know, we also consummated a follow-on $150 million senior notes offering.

Let me start with the performance of our principal commercial brands in our product portfolio, namely TechneLite, Cardiolite, and DEFINITY.

Starting with TechneLite, the NRU reactor in Chalk River, Ontario, our leading source of Molybdenum, which we purchased through Nordion, came back online last August after having been out of service for 15 months. Since TechneLite uses Moly as its main active ingredient, this outage created significant challenges for our Company and the nuclear medicine industry overall. However, because we are a leader in supplying Technetium generators to the nuclear medicine community prior to the NRU outage, we have proactively initiated a diversification strategy by entering into a Moly purchase agreement with the NTP consortium of Moly producers to improve our access to reliable supplies of Moly. This significantly reduced our risk from any single reactor outage and reduced our exposure during the NRU outage and for future reactor outages. As a result, our supply chain now includes four processing facilities and seven research reactors in Canada, Europe, South Africa, and Australia. The NRU reactor in Chalk River is currently undergoing a four-week scheduled inspection and maintenance. But as a result of our diversification effort, including a recently revised contract with NTP and its partners in Australia and Belgium, we are positioned to receive sufficient quantities of Moly to fill most of our customer requirements for TechneLite during the current NRU shutdown scheduled through mid-June 2011 and beyond, if necessary.

With the return of availability of Moly, year-over-year first quarter sales of TechneLite rose 60%. Sequentially, TechneLite’s sales were up 1.4% over the fourth quarter of 2010. However, TechneLite sales have not returned to pre-shortage levels due to a number of reasons including — first of all, change in staffing and utilization practices which allow radiopharmacies to prepare more unit doses of Technetium-based radiopharmaceuticals per generator; second, a shift to alternate diagnostic imaging modalities during the Moly shortage that have not yet returned to tech-based procedures; third, although Thallium usage has gone down, it has not yet returned to pre-outage levels; fourth, an increased focus on the patient radiation exposure, which may have led to less Technetium being used per dose; and lastly, an overall modest decline in the MPI study market at about 3% annualized. We are closely monitoring these developments and we’ll keep you updated.

Now, let’s turn to our Cardiolite products, which include our branded and generic Sestamibi. First quarter sales of Cardiolite products rose by 8.1% over the same quarter of last year and 8.6% over the fourth quarter of 2010. While generic competition continues to affect us, we have diligently managed holding on to as much share as possible. Since the first generic was introduced in 2008, we estimate that our MPI segment share has decreased from approximately one half to approximately one third. We believe that this solid performance in a generic market is because of strong brand awareness and loyalty within the cardiology community, strong safety and efficacy profile, and strong relationships with our distribution partners. During the first quarter, we amended our supply agreement with UPPI, extending the term to December 2012 and providing new pricing based on committed volumes for Cardiolite and TechneLite generators. The pharmacies within the UPPI network have approximately 150 nuclear pharmacies, which services thousands of hospitals and helps get providers throughout the US.

On DEFINITY, I’m pleased to report that sales continue to grow. During the first quarter, DEFINITY revenues grew 16.5% over the same period last year and 2.5% over the fourth quarter of 2010. There’s been a lot of activity around DEFINITY since our last call. In December, the FDA accepted for review our supplemental New Drug Application for use in stress echocardiography. DEFINITY is currently indicated for use in patients with suboptimal echocardiograms to opacify the left ventricle chamber and to improve the delineation of the left ventricular endocardial border. The FDA is currently reviewing our sNDA to determine whether or not to broaden DEFINITY’s indication to include use with exercise and pharmacologic stress testing.

On May 2nd, we completed a successful meeting with the FDA Cardiovascular and Renal Drugs Advisory Committee and Risk Management Advisory Committee to review current safety data of ultrasound contrast agents from Lantheus and two other manufacturers of microsphere contrast agents. The meeting was intended to provide an update on post-marketing safety studies and pharmacovigilance activities since the last Advisory Committee meeting in 2008. We presented the results of our three post-marketing safety studies and surveillance data for DEFINITY, and our goal was to reinforce that DEFINITY is well tolerated among patients, including high risk patients, and has a stable, well characterized safety profile. During the three years since the last FDA Advisory Committee meeting, there have been no significant changes to the DEFINITY safety profile. Although the Advisory Committee meeting was not a voting or binding meeting and therefore no conclusions can be drawn from the proceedings, we continue to speak with the FDA regarding appropriate labeling for DEFINITY.

DEFINITY continues to be the leading ultrasound contrast agent used in echocardiograms, which we believe approximately 90% of the sales in the echo contrast segment. We also believe that DEFINITY has longer-term growth opportunities, particularly because we have only penetrated approximately 2% of sales in the echo segment, 20% of which is believed to be suboptimal. This translates into approximately 10% of the target market. We continue to explore worldwide revenue-enhancing opportunities for DEFINITY, including global market expansion and broadening our labeled indications. DEFINITY’s launch in India in the third quarter of last year is a good example of our efforts to penetrate new markets.

We currently utilize Ben Venue Laboratories, or BVL, to manufacture DEFINITY, Neurolite, and certain of our TechneLite accessories. We also rely on BVL for a majority of our Cardiolite supplies. BVL initially believed that their manufacturing shutdown to upgrade their facility would run through March 2011. BVL has now indicated to us that they plan to restart in July 2011 and resume production of our product in July or August of 2011. While this delay in BVL’s return to service will have a temporary effect on our Neurolite supply, we believe that we should continue to have sufficient inventory of all our other products, or access to supply from other manufacturers for those products, to meet substantially all of our supply needs. We will keep you informed on the status of this important manufacturing relationship.

Our other products accounts for almost 25% of our total revenues in the first quarter, and include ABLAVAR, Thallium, Gallium, Neurolite, and Xenon. Last year, we launched ABLAVAR in the US and in Canada. ABLAVAR is a breakthrough MRI agent that has clear and compelling advantages over other gadolinium-based contrast agents. It is the first and only contrast agent approved by the FDA for MR angiography. Because it binds to albumin, it is the only available blood pool imaging agent that offers high resolution images and a longer imaging window of up to one hour. In addition, it can be used at one-third the gadolinium dose of the competing contrast agents. ABLAVAR has been used in nearly 100,000 patients to date with no reported cases of nephrogenic systemic fibrosis, or NSF.

As previously discussed, imaging agents generally have slower adoption curves than traditional therapeutics. ABLAVAR, in particular, has required us to put in place a comprehensive educational and training program in order to teach radiologists how to integrate ABLAVAR into their clinical practices. We continue to devote the necessary resources for these educational initiatives that we believe will help drive greater adoption of ABLAVAR over time. Sales since our launch have been lower than we initially expected; however, we continue to believe that ABLAVAR will be an important diagnostic tool for clinicians and will eventually be a good contributor to our future performance.

In the area of clinical development, we remained focused on advancing flurpiridaz F-18, our PET myocardial perfusion imaging agent. We believe that if we can successfully complete our Phase 3 trials and gain FDA approval, flurpiridaz could provide physicians with improved non-invasive and cost-effective alternatives to help diagnose and evaluate cardiovascular disease. PET imaging with flurpiridaz F-18 has the potential to be a new clinical tool in the evaluation of myocardial perfusion to better evaluate the patients with known or suspected coronary artery disease. We believe that this agent could improve diagnostic sensitivity, which detects disease, specificity, which rules out disease, and overall prognostic accuracy.

Last week, we presented the full data analysis from our Phase II trial at ICNC, the nuclear cardiology and cardiac CT conference in Amsterdam. The Phase 2 trial met all study objectives and we are very pleased with the findings, which showed improved diagnostic performance compared to SPECT myocardial perfusion imaging for the detection of coronary artery disease.

PET imaging offers many advantages compared with SPECT imaging and has gained considerable support in the field of cardiovascular imaging. The continued growth of PET for myocardial perfusion imaging represents an important advance in patient care through PET’s ability to provide high quality images and improved diagnostic accuracy at a lower radiation exposure level in diagnosing coronary artery disease, which is a leading cause of death in the US and affects approximately 16.8 million people. With the growing, aging population and an increase in obesity and diabetes, there is a need for improved cardiovascular disease diagnosis and treatment options.

We are committed to advancing our pipeline to create next-generation and first-in-class diagnostic imaging tools to advance patient care. In March, we received a Special Protocol Assessment, or SPA, agreement with the FDA for our Phase 3 trial. An SPA is an agreement between us and the FDA indicating that our proposed trial protocol, including clinical endpoints and statistical analyses, are acceptable to support regulatory approval of the treatment being evaluated. The SPA agreement with the FDA is a significant milestone in the development of flurpiridaz F-18 and provides us with a clearly defined path forward for the Phase 3 program, which we expect to initiate this quarter. The Phase 3 clinical program will include two open label multi-center trials to assess the diagnostic efficacy of flurpiridaz F-18 PET MPI compared with SPECT MPI in the detection of coronary artery disease. The trials will enroll a total of approximately 1,350 patients at approximately 100 sites globally. An interim analysis will take place upon approximately 50% enrollment in the first trial.

In addition, during the quarter we completed our $150 million senior notes follow-on and exchange offer. We are grateful for those of you who purchased additional amounts of our senior notes as well as those of you who are new purchasers. We value the trust you have placed in our Company and we are committed to keep that trust by continuing to work hard and smart every day.

As we look ahead, we’re very excited about the future of Lantheus. We believe we have the resources and assets necessary to achieve sustainable long-term growth within our existing markets. We continue to pursue international expansion opportunities and review potential partnering strategies for the development and commercialization of our pipeline products. We look forward to updating you as we make progress on the many initiatives we have underway.

Now, I’d like to turn the call over to Bob Gaffey to review the financial results. Bob?

Bob Gaffey - Lantheus Medical Imaging - CFO

Thank you, Don, and good afternoon, everyone. I’ll review our business performance and financial results for the first quarter of this year as well as our recent financing activities that Don touched upon. Please note that we will not provide guidance or any prospective information on this call.

As Don highlighted, we had a strong first quarter with revenues of $98.1 million. This compares to revenues of $80.9 million in the first quarter of last year and $94.8 million in the fourth quarter of 2010, an increase of 21.3% and 3.5%, respectively.

Adjusted EBITDA grew 35% to $26.9 million in the first quarter, compared to $20 million in the same quarter last year, and grew 7% compared with $25.1 million in the fourth quarter of 2010. As I will discuss later, the primary drivers of this growth were the return of our Moly-99 supply from the NRU reactor in the third quarter of 2010 and the continued strong growth of DEFINITY.

First, though, let me walk you through the first quarter adjusted EBITDA calculation. Beginning with the first quarter net income of $6.3 million, we then add back the following — net interest expense of $6.9 million, which includes approximately $0.5 million amortization of deferred financing costs; depreciation and amortization of $9 million, which includes $0.1 million related to the accretion of our asset retirement obligations; provision for income taxes of $4.9 million, which excludes the effect of the Bristol-Myers Squibb indemnification income of $0.4 million; and sponsor fees and other expenses of $0.5 million. These add-backs are offset by a reduction for non-cash stock-based compensation benefit of $0.7 million, which results in adjusted EBITDA of $26.9 million for the first quarter of 2011.

Now, moving on to product revenue. Product revenue in the first quarter increased to $95.9 million compared with $78.8 million in the first quarter of last year, an increase of 21.7%. In addition, first quarter product revenue was up $3.2 million over the previous quarter.

The increase in product revenue from the first quarter of this year as compared to the first quarter of last year was primarily attributable to a 60%, or $13.5 million, increase in sales of our TechneLite generators, which, as Don mentioned, was primarily due to the return of availability of Moly, and a 16.5%, or $2.3 million, increase in sales of DEFINITY due to continued market penetration since we restructured the sales force and relaunched the product in June 2008 following a modification to the box warning that was initially imposed in the class of echo contrast agents back in October of 2007. In addition, sales of our Cardiolite product increased 8.1% to $22.7 million in the first quarter.

Turning to operating expenses. Sales and marketing expenses totaled $9.4 million in the first quarter, down $1.9 million from the first quarter of last year. As a percentage of revenues, sales and marketing expenses were approximately 9.6% in the first quarter of 2011, compared to 14% in the first quarter of 2010.

The primary reason for the quarter-over-quarter decrease was the termination of our contract sales force agreement in late 2010 as well as a reduction in stock-based compensation related to the expiration of an award. With our internal sales force, we have been better able to drive brand awareness and increase product sales.

General and administrative expenses for the first quarter were $8.1 million, an 8.6% increase over the first quarter in 2010. The increase in G&A expenses were primarily attributed to higher personnel-related costs and additional legal expenses related to our business interruption claim against Zurich American Insurance Company relating to the 15-month NRU reactor outage.

Research and development expenses remain relatively flat at $10.5 million in the first quarter compared to $10.7 million in the first quarter of last year. We do, however, expect R&D expenses to increase throughout the remainder of this year as we initiate our Phase 3 clinical program for flurpiridaz F-18.

We continue to make investments in our pipeline because we believe that products such as flurpiridaz F-18 will be key value drivers for the Company in the future. We are considering a number of options to advance these programs, including potential partnering opportunities.

Other expenses, which include interest expense and the amortization of deferred financing costs, were $6.4 million for the three months ended March 31, 2011, an increase of $3.4 million over the same period last year. The increase is primarily related to the issuance of our senior notes.

Now, turning to the balance sheet. Capital expenditures for the three-month period ended March 31, 2011 were $4 million compared to $3.2 million for the period ended December 30, 2010. We continue to plan for capital expenditures to be in the range of $10 million for the year.

Our inventory on hand was $43.1 million in the first quarter, compared to $32.9 million in the previous quarter. The primary reason for this increase continues to be related to ABLAVAR, for which our inventory supply agreement has minimum quarterly purchase commitments. As we’ve discussed in the past, the Company anticipates that it will continue to build inventory during this commitment period as it continues to penetrate the ABLAVAR market.

Finally, cash and cash equivalents as of March 31, 2011 were $38 million, up $6.8 million from the same period one year ago and up $5 million from the previous quarter. As Don mentioned, on March 21 we sold an additional $150 million of 9.75% senior notes due 2017. These notes became registered notes as of May 10th with the completion of our most recent exchange offer. I should note that the exchange offer occurred over seven months earlier than what was otherwise set forth in the registration rights agreement. Hats off to our finance and legal teams for making this happen for the benefit of our new noteholders. The new notes are treated as the single series with the previously issued $250 million of senior notes and have the same terms. As we have previously stated, we currently do not plan to list the registered notes on a national or regional exchange.

Thank you. This concludes our financial review, and I’ll return the call back to Don for final comments.

Don Kiepert - Lantheus Medical Imaging - President, CEO

Thank you, Bob. I hope you’re as pleased with the first quarter as we are. We achieved a lot during the first quarter. To summarize, we achieved continued strong quarterly product revenue growth for DEFINITY and TechneLite; we continued to diversify our global supply of Moly; and we made significant progress within our clinical development, most notably moving our flurpiridaz F-18 program toward Phase 3 development.

While we have a lot of exciting events happening at this time, we continue to be cost conscious while still looking opportunistically at potential partnerships and other growth opportunities as we expand our global footprint.

Thank you again for joining us today.

Now, we’d be happy to take your questions. Operator, please open the lines for Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question is coming from the line of Kyle Smith with Jefferies. You may proceed.

Kyle Smith - Jefferies & Company - Analyst

Yes. Hi. Good afternoon, everybody. Don, you said that you will have supply for most of our needs during this NRU shutdown until mid-June. Can you quantify what most is? Is it closer to 51% or closer to 99%?

Don Kiepert - Lantheus Medical Imaging - President, CEO

Based on the work that we’ve done with the NTP consortium, which includes Australia now, we’re producing at much higher levels than in the past — IRE and NTP — we believe that we should be able to fulfill 80% or greater of our demand during this timeframe.

Kyle Smith - Jefferies & Company - Analyst

Okay. Great. That’s wonderful. And do you have any indications of how the scheduled maintenance is going? Are there any signs that there could be a delay or are you very comfortable that we will see the reactor come back up in mid-June?

Don Kiepert - Lantheus Medical Imaging - President, CEO

Well, one thing I can do, Kyle, I’d refer the folks interested in this question to look to the website, www.nrucanada.ca, and there’s a video there that the AECL, who actually processes the raw Moly from NRU, there’s a video there and a website that provides official updates every Thursday. And according to those updates, they started this maintenance program May 15, and there’s no indication of any delays to the maintenance process. We expect this to be completed by June 17, 2011.

Kyle Smith - Jefferies & Company - Analyst

Okay. Great. Wonderful. And then, with respect to R&D, it seems like that might be an expense line where we’re going to see some movement this year. From the targeted enrollment of 1,350 patients, it sounds like the total cost of the two trials would be somewhere in the order of maybe $16 million to $20 million? Is that about right?

Don Kiepert - Lantheus Medical Imaging - President, CEO

That would be external cost, Kyle. I think that’s $15,000 per patient —.

Bob Gaffey - Lantheus Medical Imaging - CFO

Yes.

Don Kiepert - Lantheus Medical Imaging - President, CEO

— which we’ve communicated —.

Bob Gaffey - Lantheus Medical Imaging - CFO

Over an external basis.

Don Kiepert - Lantheus Medical Imaging - President, CEO

But we also have internal costs — headcount to manage the trial — so the trial will be more expensive than the number that you’ve identified.

Kyle Smith - Jefferies & Company - Analyst

And those internal costs would be over and above, I think it’s around $3.5 million, $4 million that you’ve been spending internally on flurpiridaz?

Bob Gaffey - Lantheus Medical Imaging - CFO

There will be some increase, but that’s the current level of staffing here now and that should be sufficient to manage the program as we go forward. There will be a greater degree of external spend to be able to support the program, of course.

Kyle Smith - Jefferies & Company - Analyst

And how quickly does that spending start to ramp? When do you expect to start enrolling patients? How quickly are you anticipating completing enrollment? At this point, what’s the total timeframe of the trials? Anything you can give us so we can have a more accurate job of trying to model in the impact on your P&L over the next couple of years.

Don Kiepert - Lantheus Medical Imaging - President, CEO

Kyle, we have — just to reiterate, we have two Phase 3 trials, and the first one is about 675 patients, 680. When we do 340, we’ll do an interim analysis and determine — evaluate the results at that time, which is, I think, a good thing. We also have the SPA, which from an investor perspective reduces the risk from a developmental viewpoint because we have an agreement with the FDA.

As far as timing and spend, we expect to initiate our first Phase 3 patient this quarter and we’re planning to have 100 sites initiated, not only in the US, but also in Canada, South America, and Europe. And as those sites come on, we’ll see an acceleration of the enrollments. We don’t have all 100 sites initiated at this point, so there will be a gradual increase in patient enrollment as we move forward.

We’re extremely excited about the opportunity around flurpiridaz. We think there’s an existing market of 6.5 million patients receiving MPI. And the reason that we believe an investment makes sense is that the return on that investment should be pretty significant. So, that’s kind of the timeframe we’re looking at. And now that we’re just starting the Phase 3, not having the experience on the enrollment metrics, if you will, it’s very difficult for me to identify what the ultimate timing would be for NDA filing and an approval.

Kyle Smith - Jefferies & Company - Analyst

Okay. That’s very helpful and I’m sure we’ll get more color as the updates go on. Just one more question from me before I hop back in queue. The gross margins kind of jumped out at me, a very nice 160 basis points or so if you adjust for the asset disposal write-off that you had in the first quarter. Was that driven primarily by mix as your drug product sales went up faster than TechneLite or was there some cost-cutting going on behind the scenes that we should be thinking about?

Jeff Young - Lantheus Medical Imaging - Global Controller

Kyle, this is Jeff. I think the answer is it was primarily related to the mix. As you note in Q4 when you do take out the ABLAVAR write-off, there was a small uptick in the overall margin. That is primarily related to the mix.

Kyle Smith - Jefferies & Company - Analyst

Thank you.

Don Kiepert - Lantheus Medical Imaging - President, CEO

Thank you, Kyle.

Operator

Your next question is coming from the line of Brian McNamara with GoldenTree. You may proceed.

Brian McNamara - GoldenTree Asset Management - Analyst

Hey, thanks for taking the questions. I want to just chat on the Ben Venue situation for a minute. I guess first of all, could you just elaborate on what has caused that timeline to run beyond what had initially been anticipated?

Don Kiepert - Lantheus Medical Imaging - President, CEO

They had been completing — they have two campuses at Ben Venue — a north and a south campus. And our product is manufactured in the south campus, and they began doing the work on renovating first quarter of this year. Prior to that, they provided us with incremental inventory so that we would have what we needed as we moved forward.

So, they now are completed. The FDA is going through a GMP inspection that should be wrapped up by this week, and we expect BVL to begin manufacturing by July. So, that’s our knowledge at this point, is we have daily calls with BVL and we expect that July is when they would begin manufacturing.

Brian McNamara - GoldenTree Asset Management - Analyst

Okay. I’m sorry, did you say that the upgrades began in the first quarter of this year?

Don Kiepert - Lantheus Medical Imaging - President, CEO

In March, I believe.

Brian McNamara - GoldenTree Asset Management - Analyst

I thought your disclosure had said they started in July of 2010.

Bob Gaffey - Lantheus Medical Imaging - CFO

It was in 2010, Brian.

Don Kiepert - Lantheus Medical Imaging - President, CEO

Yes.

Brian McNamara - GoldenTree Asset Management - Analyst

Okay.

Bob Gaffey - Lantheus Medical Imaging - CFO

That’s when that began, yes.

Brian McNamara - GoldenTree Asset Management - Analyst

Okay. And then on Cardiolite, does your second supplier have sufficient capacity to meet all your needs?

Don Kiepert - Lantheus Medical Imaging - President, CEO

The second supplier we have is Manati, which is owned by BMS, and they provide Cardiolite for us in the US and Canada, but they do not have — they’re not registered to provide it to Europe. So for Canada, for North America, yes, they would provide us with supply, if necessary.

Bob Gaffey - Lantheus Medical Imaging - CFO

And they have capacity.

Brian McNamara - GoldenTree Asset Management - Analyst

And what percent of your Cardiolite sales are in Europe?

Don Kiepert - Lantheus Medical Imaging - President, CEO

A very small percent.

Brian McNamara - GoldenTree Asset Management - Analyst

Yes, okay. And then finally on DEFINITY, how much remaining inventory do you have on hand?

Bob Gaffey - Lantheus Medical Imaging - CFO

How much inventory do we have on hand for DEFINITY?

Brian McNamara - GoldenTree Asset Management - Analyst

Yes.

Bob Gaffey - Lantheus Medical Imaging - CFO

We have an inventory, as planned, through most of the year.

Brian McNamara - GoldenTree Asset Management - Analyst

Okay. And that doesn’t have any expiration date issue?

Bob Gaffey - Lantheus Medical Imaging - CFO

No.

Brian McNamara - GoldenTree Asset Management - Analyst

Okay. Great. And just a final question, different topic. This business interruption case, what’s the magnitude to your claim there? Is that timeline — I presume this is kind of years away, if anything?

Don Kiepert - Lantheus Medical Imaging - President, CEO

We filed the suit, which we publicly disclosed, against Zurich for $70 million business interruption and it’s very difficult to predict the timing on resolution of the case. I can say that we’re actively pursuing it. We’ve engaged a law firm and we’re in the process of working through that as we speak. But it’s very difficult for me to forecast for you the timing or the amount of what that settlement might be, if at all.

Brian McNamara - GoldenTree Asset Management - Analyst

Okay, great. Thanks a lot.

Don Kiepert - Lantheus Medical Imaging - President, CEO

Thank you, Brian.

Operator

(Operator Instructions)

And your next question is coming from the line of Elie Radinsky with BTIG. You may proceed.

Elie Radinsky - BTIG - Analyst

Yes, hi. First of all, congratulations on a nice quarter. Just two quick things. Number one, can you give me again the timing of a potential approval on F-18?

Don Kiepert - Lantheus Medical Imaging - President, CEO

We’re not really at this point forecasting the approval timeline, so we’re not doing that. As I indicated to you before, we expect the first patient in Phase 3 to be in in the second quarter. But as you know, when you’re enrolling a Phase 3 program, you really need to launch it and find out what the enrollment timeframe is going to look like. So we’re not really providing a forecasted date for NDA filing or launch of product at this point.

Elie Radinsky - BTIG - Analyst

But realistically, it’s probably end of 2013, beginning of 2014?

Don Kiepert - Lantheus Medical Imaging - President, CEO

I can’t really comment on that at this point.

Elie Radinsky - BTIG - Analyst

Okay. And you mentioned potential partnerships. Can you elaborate on that?

Don Kiepert - Lantheus Medical Imaging - President, CEO

Because of the opportunity that flurpiridaz presents, we think that there’s a potential for us to approve, if you will, a partner, either a manufacturing partner or a pharmaceutical partner who might like to co-invest with us in the development of this product. We’re prepared to take this product forward on our own, but we are evaluating and exploring the opportunity to partner at this time.

Elie Radinsky - BTIG - Analyst

And when will you have a decision on that?

Don Kiepert - Lantheus Medical Imaging - President, CEO

We’re in the process of evaluating the different options, talking to different companies. It’s very difficult to predict when we might make a final decision on that.

Elie Radinsky - BTIG - Analyst

Okay, great. Thank you.

Don Kiepert - Lantheus Medical Imaging - President, CEO

Thank you.

Operator

Your next question is coming from the line of Kyle Smith with Jefferies. You may proceed, sir.

Kyle Smith - Jefferies & Company - Analyst

Yes, hi. So, ABLAVAR sales are still not material. I think on the last call you did indicate that you would expect them to get to a material level this year. I’m curious if that’s still the case and how you define material.

Don Kiepert - Lantheus Medical Imaging - President, CEO

Kyle, that’s an excellent question. The sales have been lower than we had hoped, and yet the response we’re getting from the physicians that are using ABLAVAR is very positive. I just attended the ISMRM meeting and ABLAVAR was one of the focal points of the whole meeting.

So imaging agents just take longer from an adoption viewpoint. I don’t expect ABLAVAR to have a material impact this year financially. But as we look forward, we think that this can contribute positively to our financial performance down the road.

A fact that many people don’t know is when Cardiolite was launched, which was the most successful radiopharmaceutical ever, it had $8 million in sales the first year and about $13 million in sales the second year, and then eventually it became a fairly big revenue contributor. So, we think longer term it will contribute; near term, it won’t have a material impact on our financial performance.

Kyle Smith - Jefferies & Company - Analyst

Okay. Hopefully we start to see some traction build over the coming quarters there.

Also, I noticed that the sequential revenue trends in Cardiolite versus TechneLite — Cardiolite was a bit more. Should we take that as an indicator that you might be gaining some market share again, or is it inventory stocking into the channel? Is there any useful information that we can read out of that difference?

Don Kiepert - Lantheus Medical Imaging - President, CEO

Yes. I think you should look at that more as inventory restocking as opposed to market share gain. The fact that we’ve maintained a third of the market in a generic environment, I think, is a testament to the strong efforts that we’ve made at holding onto share. But I wouldn’t view that as share gain but more inventory restocking.

Kyle Smith - Jefferies & Company - Analyst

Okay. And the $746,000 negative stock compensation in the quarter. From your prepared remarks, it sounded like that was in the sales/marketing line. So, should we be viewing the baseline there as something that’s a bit over (technical difficulty) rather than the low 9s?

Bob Gaffey - Lantheus Medical Imaging - CFO

That’s correct.

Kyle Smith - Jefferies & Company - Analyst

Okay. As we look forward, obviously there’s some continued cash use for your ABLAVAR inventory build and your interest expense is a little bit higher here. But the business, it should be generating some decent cash. How are you thinking about your plans with respect to that cash? Are you going to let it just build on the balance sheet? Will you potentially start looking at acquisitions? What are your thoughts with respect to your cash flow?

Bob Gaffey - Lantheus Medical Imaging - CFO

We’ll continue to prioritize our needs around R&D. As we’ve said in the past, that continues to be a prioritization for the business to continue to move those programs along. We continue to have business development activities going on, but nothing in the near-term that we have anything to share with you on.

Kyle Smith - Jefferies & Company - Analyst

Great. Thank you very much, and congratulations on a nice quarter.

Don Kiepert - Lantheus Medical Imaging - President, CEO

Thanks, Kyle.

Bob Gaffey - Lantheus Medical Imaging - CFO

Thanks, Kyle.

Operator

(Operator Instructions)

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